Exhibit 10.11

ADDENDUM TO EMPLOYMENT AGREEMENT
VEL03D, INC.

October 26, 2020

William McCombe

651 W. Hamilton Ave., Apt. B209

Campbell, CA 95008

Re: Employment Agreement Dated July 13, 2020

Dear William,

This Addendum refers to and amends the Employment Agreement between you and Velo3D Inc. (the “Company”) dated July 13, 2020 (the “Agreement”). This Addendum defines the key financial milestone referred to in the Agreement (the “Milestone”) for the determination of your incentive bonus under paragraph 4 and the adjustment of your Starting Salary under paragraph 2.

1.	The Milestone is defined as the sale by the Company of at least $20,000,000 of securities to New Investors (defined as other than existing stockholders of the Company).

2.	Your incentive bonus of $175,000 will be paid on closing of such sale.

3.	If greater than$20,000,000 of securities are sold to New Investors, your incentive bonus will be increased proportionately, by the same percentage amount that the amount of securities sold is greater than $20,000,000 respectively, to a maximum of $350,000

4.	If bona fide offers to buy securities from New Investors are wholly or in part rejected by the Company pursuant to an allocation process, or for any other reason, such offers will be added back to the amount of sales to New Investors for the purpose of calculating your incentive bonus.

5.	If there are multiple closings, the proportionate amount of the incentive bonus payable will be paid at each closing. The aggregate amount of such closings will be used to calculate your total incentive bonus.

We look forward to your continuing work on behalf of the Company.

Very truly yours,

/s/ Benyamin Buller
BENYAMIN BULLER
CEO and President

I have read and understood this Addendum to the Employment Agreement between me and the Company dated July 13, 2020 and hereby acknowledge, accept and agree to the terms as set forth above.

/s/ William McCombe	Date signed:	10/28/2020
William McCombe